EXECUTION



                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-11

                          TERMS AGREEMENT
                    (to Underwriting Agreement
                      dated October 23, 1995
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                                June 23, 1998
Cherry Hill, NJ 08002


     Salomon Brothers Inc (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-11 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-11 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

     Section 1. The Mortgage Pools: The Series 1998-11 Certificates shall evidence the entire beneficial ownership interest in three mortgage pools ("Pool 1," "Pool 2" and "Pool 3," respectively, and each a "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of June 1, 1998 (the "Cut-off Date"):

          (a) Aggregate Principal Amount of Pool 1: $517,803,573 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the Offered Certificates in Pool 1 will be not less than $494,950,000 or greater than $547,050,000.

          (b) Aggregate Principal Amount of Pool 2: $249,048,321 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the Offered Certificates in Pool 2 will be not less than $237,500,000 or greater than $262,500,000.

          (c) Aggregate Principal Amount of Pool 3: $115,714,206 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the

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     aggregate original Certificate Principal Balance of the
     Offered Certificates in Pool 3 will be not less than $109,250,000 or greater than $120,750,000.

          (d) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pools shall be between 20 and 30 years, in the case of Pool 1and Pool 2, and 10 and 15 years, in the case of Pool 3.

     Section 2. The Certificates: The Offered Certificates shall be issued as follows:

          (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

     Class            Principal           Interest        Class Purchase
                       Balance              Rate         Price Percentage
                       -------              ----         ----------------
     Class 1-A1      $191,300,000.00       6.75%            98.671850%
     Class 1-A2        49,680,000.00       6.75             98.671850
     Class 1-A3         4,860,000.00       7.00             98.671850
     Class 1-A4         3,980,000.00       7.00             98.671850
     Class 1-A5         3,980,000.00       7.00             98.671850
     Class 1-A6         3,980,000.00       7.00             98.671850
     Class 1-A7        16,800,000.00       6.50             98.671850
     Class 1-A8        41,524,119.00       6.75             98.671850
     Class 1-A9         3,275,000.00       6.75             98.671850
     Class 1-A10        9,920,000.00       6.75             98.671850
     Class 1-A11       51,000,000.00       6.75             98.671850
     Class 1-A12       35,200,000.00       6.75             98.671850
     Class 1-A13       14,900,000.00       6.75             98.671850
     Class 1-A14           79,000.00       6.75             98.671850
     Class 1-A15       45,620,000.00       6.75             98.671850
     Class 1-A16       19,850,000.00       6.75             98.671850
     Class 1-A17          720,000.00       6.75             98.671850
     Class 1-R                100.00       6.75             98.671850
     Class 1-M          9,579,000.00       6.75             99.604400
     Class 1-B1         4,143,000.00       6.75             98.753860
     Class 1-B2         2,330,000.00       6.75             96.605380
     Class 2-M          4,607,000.00       6.75             99.604400
     Class 2-B1         1,992,000.00       6.75             98.753860
     Class 2-B2         1,121,000.00       6.75             96.605380
     Class 3-M          1,157,000.00       6.50             99.198550
     Class 3-B1           578,000.00       6.50             98.373660
     Class 3-B2           289,000.00       6.50             97.558850



          (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

     Section 3. Purchase Price: The Purchase Price for each
Class of the Offered Certificates shall be the Class Purchase
Price Percentage therefor (as set forth in Section 2(a)


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above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, June 26, 1998 (the "Closing Date").

     Section 4. Required Ratings: The Offered Certificates
(other than the Class 1-M, Class 1-B1, Class 1-B2, Class 2-M, Class 2-B1, Class 2-B2, Class 3-M, Class 3-B1and Class 3-B2 Certificates) shall have received Required Ratings of at least "AAA" from each of Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.("S&P") and Fitch IBCA, Inc. ("Fitch"). The Class 1-M, Class 1-B1 and Class 1-B2 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, and the Class 2-M, Class 2-B1 and Class 2-B2 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, in each case, from Fitch. The Class 3-M, Class 3-B1 and Class 3-B2 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, S&P.

     Section 5. Tax Treatment: One or more elections will be made to treat the assets of each Trust Fund as a REMIC.

     Section 6. Additional Expenses: The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.


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


     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.



                                    Very truly yours,

                                    SALOMON BROTHERS INC


                                    By:_________________________________
                                    Name:
                                    Title:



The foregoing Agreement
is hereby confirmed and
accepted as of the date
hereof.

GE CAPITAL MORTGAGE SERVICES, INC.


By: ____________________________________
    Name:
    Title: